EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) shall be effective as of the 14th day of April, 2011 (the “Effective Date”) by and between ERNEST E. EAST (“Employee”) and NEVADA GOLD & CASINOS, INC., a Nevada corporation with headquarters in Houston, Texas (“Employer” or the “Company”).

WHEREAS, Employer is in the business of developing, owning, and operating gaming facilities and lodging and entertainment facilities in the United States; and

WHEREAS, the Employer and Employee are parties to that certain Employment Agreement dated December 29, 2006, as amended on August on April 14, 2008, June 8, 2009, August 12, 2010 and December 17, 2010 (the “Original Employment Agreement”).

WHEREAS, the Original Employment Agreement expires on December 31, 2011 and Employer and Employee have agreed to enter into a new employment agreement replacing the Original Employment Agreement pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.     EMPLOYMENT, DUTIES AND TITLE.

(a)	Employment and Title. Employee agrees to continue as the Vice President, Chief Regulatory and Compliance Officer of the Company.

(b)	Duties. Employee shall perform such duties as set forth in the attached Exhibit A as directed by the Chairman of the audit committee of the Company’s board of directors, provided that:

(i)	Employee will not be required to devote more than fifty (50%) percent of his working time to his duties as an Employee of Employer;

(ii)	Employee may continue to perform his duties from a location outside Houston, Texas;

(iii)
Employee will travel to Houston, Texas and other locations as reasonably requested by the Chairman of the audit committee of the Company’s board of directors.  All travel expenses will be paid by Employer;

(iv)
Employee may perform legal and compliance services for third parties so long as there is no interference with his responsibilities to Employer and the services provided do not represent a conflict of interest with Employer.

(v)	Employee shall assist, as requested, in the transition of his responsibilities as General Counsel during the term of the Agreement.

2.     TERM. This Agreement is effective as of the Effective Date and shall continue as set forth herein.

3.     COMPENSATION. Employer hereby agrees to provide Employee with the following compensation package which shall be reviewed annually by the compensation committee of the Company’s board of directors:

(a)
Salary. Employer shall pay Employee an annual salary in the amount of Seventy Five Thousand U.S. Dollars ($75,000) payable in the same manner as Employer pays its other executive employees, less required state and federal withholdings (the “Annual Salary”).

(b)
Vacation and Fringe Benefits.  Employee shall be entitled to one (1) month paid vacation each year.  In addition, and subject to the terms of any plans or policies governing such matters, Employee shall be entitled to receive (i) contributions to Company’s 401(k) and other retirement plans at a rate at least as great as the Company contributes for its other senior executive employees and (ii) major medical and health insurance.

(c)	Performance Bonuses. Employee shall be eligible for any bonus solely at the discretion of the Company’s board of directors.

(d)	Stock Options. All stock options previously granted to Employee are subject to the terms and conditions of the Company’s stock option plan.

4.     TERMINATION AND COMPENSATION UPON TERMINATION.

(a)
Termination without Cause by Employer. Employer may terminate Employee’s employment at any time without Cause (as defined in Section 4(c) below) by giving prior, written notice to Employee. In such case, Employer shall pay the Annual Salary to Employee for a twelve month period following termination of employment plus pro rata performance bonus, accrued vacation and fringe benefits. Employer shall pay Employee, on the same pay dates on which and in the same manner by which it pays its current employees. All stock options granted but not vested at such time shall immediately become fully vested in Employee. For purposes of calculating the performance bonus, if same is due to Employee in the event of such termination, Employer shall apply the same percentage of performance bonus paid in the fiscal year preceding the fiscal year during which the termination becomes effective, prorated for the portion of the fiscal year that transpired prior to the termination.

(b)
Change of Control. Employee may terminate Employee’s employment in the event of a “Change of Control” defined as the sale of substantially all of the Company’s assets, acquisition by a third party of more than fifty (50%) percent of Company’s stock, merger, or other business combination with an unaffiliated entity or person. In the event of such a termination, Employer shall pay to Employee in a lump sum an amount equal to twelve months Annual Salary plus pro rata performance bonus, accrued vacation, and fringe benefits. In addition, all stock options granted but not yet vested shall immediately become fully vested in Employee.  Employee must give notice of any termination under this subsection within thirty (30) days of the occurrence of the event he believes gives rise to a Change of Control. For purposes of calculating the performance bonus, if same is due to Employee in the event of such termination, Employer shall apply the same percentage of performance bonus paid in the fiscal year preceding the fiscal year during which the termination becomes effective, prorated for the portion of the fiscal year that transpired prior to the termination.

(c)
Termination for Cause. Employer may terminate Employee’s employment for Cause at any time. Such a termination shall be effective as specified by Employer. In the event of a termination by Employer for Cause, Employee shall be entitled only to his salary, accrued vacation, and fringe benefits through the effective date of termination. Any unvested stock options shall be forfeited. All stock options granted which have vested will be treated as prescribed under Employer’s stock option plan and the pertinent stock option agreement. “Cause” means: (i) the Employee’s conviction of, or entry of a plea agreement or consent degree or similar arrangement with respect to, a felony, other serious criminal offense or offense involving moral turpitude, or any violation of federal or state securities law; (ii) Employee’s material violation of Employer’s written policies; (iii) Employee’s material breach of this Agreement, (iv) the final revocation, suspension, or impairment (after all applicable appeals) of Employee’s gaming license in any jurisdiction in which Employer is required to have a gaming license, or a finding (after all applicable appeals) by any authority in any such jurisdiction that Employee is unsuitable to hold a gaming license; or (v) Employee’s gross misconduct in the performance of Employee’s duties hereunder. Any termination of the Employee’s employment by Employer pursuant to this Section 4 (c) shall be communicated by a notice of termination which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision invoked. To exercise its right to terminate the Employee pursuant to provisions (ii), (iii) or (v) of the definition of Cause, Employer must first provide the Employee with thirty (30) days’ time to correct the circumstances or events that Employer contends give rise to the existence of Cause under those provisions. The 30-day time period shall not begin to run until the Company’s board of directors (the “Board”) has given the Employee the opportunity to meet with the Board (at which meeting at least a quorum of the Board is present either personally or telephonically) to hear a specific explanation for the Board of the circumstances or events the Board believes may fall within provisions (ii), (iii) or (v) of the definitions of Cause.

(d)
Termination due to Inability to Perform Essential Functions. Employer may terminate Employee’s employment if Employee becomes unable to perform the essential functions of his position due to disability for a period greater than six months despite any reasonable accommodation required by law. In the event of a termination under this subsection, Employee shall be entitled only to his salary, accrued vacation, and fringe benefits for a period of one (1) year following the effective date of termination and thereafter to any benefits to which Employee is entitled under the Company’s disability policy. In the case of granted but unvested stock options, those unvested stock options which would become vested within such one (1) year period shall become vested and the remaining granted but unvested stock options shall be forfeited. Otherwise, the stock options will be treated as prescribed under Employer’s stock option plan and the pertinent stock option agreement.

5.     CONFIDENTIALITY, PROPERTY, COMPETITION, SOLICITATION.

(a)
Ownership. Employee agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists and trade secrets which arise out of the performance of this Agreement are the property of Employer.

(b)
Confidentiality. Except as is consistent with Employee’s duties and responsibilities within the scope of his employment with Employer, Employee agrees to keep confidential indefinitely, and not to use or disclose to any unauthorized person, information which is not generally known and which is proprietary to Employer, including all information that Employer treats as confidential (“Confidential Information”). Upon termination of Employee’s Employment, Employee will promptly turn over to Employer all software, records, manuals, books, forms, documents, notes, letters, memoranda, reports, data, tables, compositions, articles, devise, apparatus, marketing plans, customer lists and other items that disclose, describe or embody Confidential Information including all copies of the Confidential Information in his possession, regardless of who prepared them.

(c)
Non-competition. If Employee’s employment hereunder is terminated as a result of the application of paragraph 4(c), then for a period of one (1) year after the effective date of termination. Employee agrees not to compete, directly or indirectly (including as an officer, director, partner, employee, consultant, independent contractor, or more than 5% equity holder of any equity) with Employer in any way concerning the ownership, development or management of any gaming operations or facility within a 75-mile radius of any gaming operations or facility with respect to which Employer (or any of its affiliates) owns or renders substantial, paid, consulting or management services at the time of termination. Notwithstanding the foregoing, this provision will not apply to the metropolitan area of Las Vegas, Nevada.

(d)
Non-solicitation. Employee agrees not to solicit or recruit, directly or indirectly, any management employee of Employer for employment during the one (1) year period after termination of his employment relationship with Employer.

6.     NOTICES. All notices and communications shall be sent by certified mail, return receipt requested, or by hand delivery, to the following parties:

If to Employee:	Ernest E. East
715 South 210 Circle
Elkhorn, NE 68022

If to Employer:	William J. Sherlock, Chairman of the Board
Nevada Gold & Casinos, Inc
50 Briar Hollow Lane
Suite 500W
Houston, TX 77027

With a copy to:

James J. Kohn, Secretary
Nevada Gold & Casinos, Inc
50 Briar Hollow Lane
Suite 500W
Houston, TX 77027

7.     COMPLIANCE WITH CODE SECTION 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Employer in its sole but reasonable judgment to be subject to Section 409A of the Code shall be paid in a manner that Employer in its sole but reasonable judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance, even if meeting much requirements would result in a delay in the time of payment of such compensation. Any payments due pursuant to Sections 3 and 4 of this Agreement shall be made to Employee no later than two and one-half months after the year in which the right to receive such amounts vest.

8.     GOVERNING LAW AND VENUE. This Agreement herein shall be construed, regulated and administered under the laws of the State of Texas and of the United States of America. Any lawsuit or other civil action brought arising from or related to Employee’s employment with Employer or this Agreement shall be brought and maintained in a state or federal court in Harris County, Texas, Except that this provision does not preclude Employer from removing to federal court any action filed by Employee and, to the extent permissible, Employee hereby consents to such removal.

9.     BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the respective parties hereto, their heirs, successors and assigns. Subject to the provisions of Section 4(d), Employer may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement may not be assigned by Employee.

10.            MODIFICATION. This Agreement may not be amended in any manner without the express, written consent of the parties hereto.

11.            ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

EMPLOYER		EMPLOYEE

By:	/s/William J. Sherlock	/s/ Ernest E. East
	William J. Sherlock	Ernest E. East
Chairman, Nevada Gold & Casinos, Inc

EXHIBIT A

Position Description

I.           Title: Vice President, Chief Regulatory and Compliance Officer

II.           Primary Responsibilities:

•	The Chief Compliance Officer oversees the Corporate Compliance Program functioning as an independent and objective body that reviews and evaluates compliance issues and concerns within the company.

•
The Chief Compliance Officer ensures the Board of Directors, management, and employees are in compliance with the rules and regulations of all regulatory agencies and that company procedures are being followed. Provide legal advice to Board of Directors to assist the Board in effectively discharging its duty to monitor and supervise the business of the Corporation.

•	Keep directors current on corporate governance trends and issues.

III.           Specific Duties:

These duties are not to be construed as exclusive or all-inclusive. Other duties may be required and assigned.

•	Develops, initiates, maintains, and revises policies and procedures for the general operation of the Compliance Program and its related activities to prevent illegal, unethical, or improper conduct.

•	Assure compliance with insider trading laws.

•	Administer all aspects of the Company’s Compliance, Investigations, and Licensing functions.

•	Investigate all whistle-blower complaints.

•
Serve as the principal liaison with state gaming regulators, which includes responsibility for responding to gaming regulatory investigations and inquiries, securing regulatory approvals for corporate transactions, material financings, acquisitions, and major developments. Represent the Company before gaming regulatory agencies in jurisdictions where the Company conducts business. Communicate with gaming regulatory agencies on key company initiatives and any other matters deemed critical to the Company’s business.

•	In addition to gaming regulatory compliance, assist in ensuring compliance with other state, federal, or international laws, regulations and policies impacting the Company’s business.

•
Maintain all reports relating to the Compliance activities for the Company and subsidiaries. Oversee the development of policies and ensure consistent implementation throughout the Company. Advise the Company’s senior level management on compliance with gaming regulations in all jurisdictions where the Company conducts business.

•
Ensure proper reporting of material findings and other matters to the Chairman of the Board of Directors, Chairman of the Audit Committee and regulatory agencies. Prepare reports on material findings. Continually monitor property-based compliance efforts.

•	Attend board and Committee meetings and record minutes of all board meetings. Participate in management Executive Committee meetings.

•
Direct the completion of background suitability investigations on potential business partners, vendors, suppliers, consultants, and employee background investigations. Advise on matters relating to suitability of relationships with third parties.

•
Conduct internal and external investigations into non-routine matters as needed. Ensure that all such investigations are managed appropriately and that material findings resulting from such investigations are appropriately addressed and reported.

•
Direct the preparation and submission of initial license applications and renewals for the Company and for Officers, Directors, and key employees. Oversee the preparation and filing of all required jurisdictional reports and filings, including Nevada foreign gaming reports (when licensed) and all monthly, quarterly and annual filings required by the gaming regulatory agencies where the Company conducts business.

IV.                 Reports to: Chairman of the Audit Committee.

V.                  Core Competencies:

•	Knowledge of corporate, securities, employment and gaming regulatory law

•	Experience as Legal and Compliance Officer.

•	Knowledge of the gaming industry.